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                                                                     EXHIBIT 3.4


                             ARTICLES OF AMENDMENT

                                    TO THE

                           ARTICLES OF INCORPORATION

                                      OF

                          PEET'S COFFEE AND TEA, INC.

     Pursuant to the provisions of Section 23B.10 of the Washington Business Corporation Act, Peet's Coffee and Tea, Inc., a Washington corporation (the "Corporation") hereby adopts the following amendment to its articles of incorporation:

     FIRST: Article I of the articles of incorporation, setting forth the name of the Corporation, is amended to read in its entirety as follows:

     "The name of this corporation is Peet's Operating Company, Inc."

     SECOND: The amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

     THIRD: The amendment was adopted on October 5, 2000 by the directors of the Corporation in accordance with the provisions of Section 23B.10.020 of the Washington Business Corporation Act. Shareholder approval was not required.

     FOURTH:  These Articles of Amendment will become effective upon filing.

     The undersigned hereby certifies that he is an officer of the Corporation and is authorized to execute these Articles of Amendment on behalf of the Corporation.

     EXECUTED this 12/th/ day of October, 2000.


                                       Peet's Coffee and Tea, Inc.

                                       By: /s/ Christopher P. Mottern
                                           --------------------------
                                           Christopher P. Mottern
                                           President and Chief Executive Officer